                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                      INTERTRUST TECHNOLOGIES CORPORATION
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                             [LOGO OF INTERTRUST]

                      INTERTRUST TECHNOLOGIES CORPORATION
                           4750 Patrick Henry Drive
                         Santa Clara, California 95054

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be held September 26, 2000

  The Annual Meeting of Stockholders (the "Annual Meeting") of InterTrust Technologies Corporation (the "Company") will be held at the Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, on Tuesday, September 26, 2000, at 8:30 a.m. for the following purposes:

    1. To elect five directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP, Independent Auditors as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the attached Proxy Statement.

  Only stockholders of record at the close of business on August 31, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 4750 Patrick Henry Drive, Santa Clara, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Victor Shear
                                          Victor Shear
                                          Chairman of the Board and Chief
                                           Executive Officer

Santa Clara, California
September 1, 2000

                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                      INTERTRUST TECHNOLOGIES CORPORATION
                           4750 Patrick Henry Drive
                         Santa Clara, California 95054

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                         To be held September 26, 2000

  These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of InterTrust Technologies Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, on Tuesday, September 26, 2000, at 8:30 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about September 1, 2000.

                              PURPOSE OF MEETING

  The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

  The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On August 31, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were approximately 86,180,198 shares of Common Stock outstanding. Each stockholder of record on August 31, 2000 is entitled to one vote for each share of Common Stock held by such stockholder on August 31, 2000. All share numbers in this Proxy Statement (including the number of shares outstanding on the record date for the Annual Meeting) have been adjusted to reflect the two-for-one stock split effected by the Company on February 24, 2000 (the "2000 Stock Split"). All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

  The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

  Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The five (5) nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total.

  Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

  Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal 1), FOR Proposal 2, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or at the Company's request, MacKenzie Partners, Inc., a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or employees for such services, but MacKenzie Partners, Inc. will be paid its customary fee, estimated to be about $5,000, if it renders solicitation services.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The directors who are being nominated for reelection to the Board of Directors (the "Nominees"), their ages as of August 31, 2000, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The five (5) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

 Nominees                  Age  Positions and Offices Held with the Company
 --------                  ---  -------------------------------------------
                               Chairman of the Board and Chief Executive
 Victor Shear.............  52 Officer
 David C. Chance..........  42 Executive Vice Chairman of the Board
                               Director, Executive Vice President, and Chief
 Edmund J. Fish...........  38 Business Officer
 Bruce Fredrickson(1)(2)..  57 Director
 Satish K. Gupta(1)(2)....  55 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Victor Shear has served as chairman of the board and chief executive officer of InterTrust since our inception in January 1990. Before founding InterTrust, Mr. Shear co-founded Personal Library Software, Inc., a text and document database company, in June 1986. Mr. Shear served as chairman, president and chief executive officer of Data Scientific Corporation, a software developer of scientific workstations, from May 1982 to February 1985. Mr. Shear received a B.A. in sociology from Brandeis University.

  David C. Chance joined InterTrust as an officer and board member with the title executive vice chairman in October 1999. Before joining InterTrust, from January 1994 to January 1998, Mr. Chance was deputy managing director of BskyB Group Ltd., a leading United Kingdom pay-television and media company, and continued to serve as a consultant and non-executive director until August 1999. In addition, Mr. Chance is a non-executive director of Modern Times Group, the primary pay-television operator in Scandinavia, and Sunderland football club. Mr. Chance also serves on the board of the New Millenium Experience Company, responsible for the Millenium Dome project in London. Mr. Chance received a B.S. in psychology, a B.A. in industrial relations, and an M.B.A. from the University of North Carolina at Chapel Hill.

  Edmund J. Fish has served as a director, executive vice president, and chief business officer of InterTrust since January 2000. From June 1999 to January 2000, Mr. Fish served as senior operating officer and executive vice president, corporate development of InterTrust. From September 1995 to June 1999, Mr. Fish served as general counsel and vice president, corporate development of InterTrust. Before joining InterTrust, Mr. Fish practiced law in the Silicon Valley, Washington D.C. and New York offices of Weil, Gotshal & Manges, an international law firm, from August 1989 to August 1995. Mr. Fish received a B.S. in biomedical engineering from Marquette University and a J.D. from Wayne State University.

  Bruce Fredrickson has served as a director of InterTrust since February 1993. Mr. Fredrickson has also served as president of Tactical Marketing Ventures LLC, a marketing firm for computer hardware, software, and Internet service companies, since September 1991. Before his position with Tactical Marketing Ventures, Mr. Fredrickson served as vice president of marketing for Ingram Micro, a computer products distributor, from February 1986 to August 1991. Mr. Fredrickson received a B.S. in liberal arts from St. Olaf College and an M.S. in communications and media from the University of Colorado.

  Satish K. Gupta has served as a director of InterTrust since February 1993. Mr. Gupta has been the president and chief executive officer of Cradle Technologies, a semiconductor company, since July 1998. From May 1994 to June 1998, Mr. Gupta was vice president of corporate marketing and business development of Cirrus Logic, a semiconductor company, and from June 1991 to May 1994, he was vice president of strategic marketing and advanced development of Media Vision, a multi-media peripherals company. Mr. Gupta received a B.E. in electrical engineering in India from Birla Institute of Technology and Science, an S.M. in electrical engineering from Massachusetts Institute of Technology, and an M.S. in engineering and economic systems from Stanford University.

  Current director David M. Van Wie has decided not to run for re-election to the Board of Directors. In addition, the Company intends to add an independent member to its Board of Directors to comply with a recent Nasdaq National Market requirement that the Audit Committee of the Board of Directors be comprised of three independent persons.

Board of Directors Meetings and Committees

  During the fiscal year ended December 31, 1999, the Board of Directors held eight (8) meetings and acted by written consent in lieu of a meeting on six
(6) occasions. For the fiscal year, each of the directors during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has (2) standing committees: the Audit Committee and the Compensation Committee.

  The Audit Committee was created on July 22, 1999 and became effective on the effective date of the Company's initial public offering of its securities, October 26, 1999. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's accountants, the scope of the annual audits, fees to be paid to the Company's accountants, the performance of the Company's accountants and the accounting practices of the Company. The members of the Audit Committee are Messrs. Fredrickson and Gupta. During the fiscal year ended December 31, 1999, the Audit Committee of the Board of Directors held no meetings.

  The Compensation Committee was created on July 22, 1999 and became effective on the effective date of the Company's initial public offering of its securities, October 26, 1999. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1995 Stock Plan, 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan. The members of the Compensation Committee are Messrs. Fredrickson and Gupta. During the fiscal year ended December 31, 1999, the Compensation Committee of the Board of Directors held one meeting.

Compensation of Directors

  Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors. Non-employee directors are eligible to receive options under the Company's 1999 Non-Employee Directors Option Plan ("Directors Plan"). Each individual who first joins the Company's Board of Directors as a non-employee director after the effective date of the Company's initial public offering will receive at that time a fully vested option for 30,000 shares of the Company's common stock. In addition, at each of the Company's annual stockholders' meetings, beginning in 2000, each non-employee director who will continue to be a director after that meeting will automatically be granted at that meeting a fully vested option for 10,000 shares of the Company's common stock. However, any non-employee director who receives an option for 30,000 shares under this Directors Plan will first become eligible to receive the annual option for 10,000 shares at the annual meeting that occurs during the calendar year following the year in which he received the option for 30,000 shares.

  Messrs. Fredrickson and Gupta, the Company's non-employee directors, have each received an option for 160,000 shares of common stock at an exercise price of $0.3125 per share and an option for 30,000 shares of common stock at an exercise price per share of $7.00. In March 2000, the Company granted an option to purchase 40,000 shares of common stock at an exercise price of $82.50 per share to each of Messrs. Fredrickson and Gupta and in April 2000, the Company granted an option to purchase 20,000 shares of common stock at an exercise price of $29.13 per share to each of Messrs. Fredrickson and Gupta.

  Non-employee directors are also eligible to receive options and be issued shares of common stock under the Company's 1999 Equity Incentive Plan. Directors who are also employees of the Company are eligible to receive options and be issued shares of common stock under the Company's 1999 Equity Incentive Plan and are also eligible to participate in the Company's 1999 Employee Stock Purchase Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

Other Executive Officers

  The following are additional executive officers of the Company. All executive officers serve at the discretion of the Board of Directors.

  David Ludvigson has served as president of InterTrust since August 2000. Before joining InterTrust, Mr. Ludvigson served as chief operating officer of Matrix Pharmaceutical, Inc., a drug company, from November 1999 to August 2000 and as senior vice president and chief financial officer from September 1998 to November 1999. From February 1996 to June 1998, Mr. Ludvigson served as president and chief operating officer and as a member of the board of directors of NeTpower Inc., a computer workstation company. From October 1993 to February 1996 he was vice president and chief financial officer of IDEC Pharmaceuticals Corporation, a biotechnology company. Mr. Ludvigson received B.S. and M.A.S. degrees in accounting from the University of Illinois.

  David P. Maher has served as chief technology officer of InterTrust since June 1999. Before joining InterTrust, Mr. Maher served in various positions at AT&T from June 1981 to June 1999, including as an AT&T fellow, a Bell Labs fellow and head of the secure systems research department. At AT&T, Mr. Maher developed secure wideband transmission systems, cryptographic key management systems and secure communications devices. In addition, Mr. Maher was chief architect for AT&T's STU-III secure device, data, and video products for secure government communications. Mr. Maher has been a consultant for the National Science Foundation, the National Security Agency, the National Institute of Standards and Technology, and the Congressional Office of Technology Assessment, and has taught electrical engineering, mathematics and computer science at several institutions. Mr. Maher received B.A., M.S. and Ph.D. degrees in mathematics from Lehigh University.

  Patrick P. Nguyen is senior vice president, corporate development, and has also served as vice president, global alliances, since joining InterTrust in July 1998. Before joining InterTrust, from February 1993 to June 1998, Mr. Nguyen worked at the Silicon Valley Office of Weil, Gotshal & Manges, where he was made a partner in January 1998 and headed the corporate and technology transaction group. Mr. Nguyen received a B.S. in computer science from the University of California at Irvine and a J.D. from the University of California at Los Angeles.

  Talal Shamoon has served as senior vice president, media of InterTrust since February 2000. From June 1999 to February 2000, Dr. Shamoon served as our vice president, corporate development and technology initiatives. From June 1997 to June 1999, Dr. Shamoon served as a member of the research staff of STARLab. Before joining InterTrust, from October 1994 to June 1997, Dr. Shamoon worked for NEC Research Institute, an advanced research facility of NEC focused on computer science and physics, where he focused on multimedia security, signal processing and data compression. Dr. Shamoon received B.S., M. Eng and Ph.D degrees in electrical engineering from Cornell University.

  David M. Lund has served as vice president, finance and controller of InterTrust since April 2000 and as controller since October 1996. Before joining InterTrust, Mr. Lund was a senior manager with Murdock & Associates, Inc., an accounting consulting firm, from January 1996 to October 1996. Before joining Murdock, Mr. Lund worked with the international accounting firm of Ernst & Young LLP from December 1987 to January 1996, most recently as an audit senior manager. Mr. Lund received a B.S. in accounting from San Jose State University and a B.S. in marketing from the California State University at Chico.

  Ron Hankison has served as senior vice president and general manager of development and technical operations of InterTrust since April 2000. Before joining InterTrust, Mr. Hankison served as a vice president of quality and customer satisfaction at Compaq Computer Corporation, a supplier of computing systems, from March 1998 to April 2000, and as a vice president of product development and marketing at Commercial Data Servers, Inc., also a computer systems company, from February 1997 to March 1998. From April 1995 to February 1997, Mr. Hankison served as a senior director of product engineering and as chief information officer of Taligent, Inc., a former subsidiary of IBM. Prior to joining Taligent, Mr. Hankison held a variety of high-end software development executive positions at IBM, including director of IBM System 390 Software Strategy, director, Kingston NY Programming Center, and director, ImagePlus Development.

                                  PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Company is asking the stockholders to ratify the appointment of Ernst & Young LLP, Independent Auditors as the Company's independent public accountants for the fiscal year ending December 31, 2000. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

  In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

  Ernst & Young LLP has audited the Company's financial statements since 1994. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of July 31, 2000, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of common stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                           Shares Beneficially Owned(1)(2)
                                           -----------------------------------
                                              Number of        Percentage of
Name of Beneficial Owner                       Shares              Total
------------------------                   ------------------ ----------------
Victor Shear..............................         15,103,096            17.7%
Kistler Associates........................          4,849,843             5.7%
 955 5th Avenue, Apt. 6B
 New York, NY 10021
Erwin N. Lenowitz(3)......................            718,010               *
Duncan M. Davidson(4).....................            676,535               *
Edmund J. Fish(5).........................            604,306               *
Joseph W. Jennings(6).....................            379,999               *
Satish K. Gupta(7)........................            315,000               *
Bruce Fredrickson(8)......................            273,600               *
David C. Chance(9)........................            284,453               *
All current directors and executive
 officers as a group (10 persons)(10).....         17,263,108            20.0%

--------
  *  Less than 1%
 (1) Percentage ownership is based on 85,330,281 shares of common stock outstanding on July 31, 2000.
 (2) Shares of common stock subject to options currently exercisable or exercisable within 60 days of July 31, 2000 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, CA 95054.
 (3) Includes 30,010 shares held in trust for Jeremy Lenowitz. Mr. Lenowitz is no longer employed by the Company.
 (4) Includes 33,333 shares subject to options that are exercisable within 60 days of July 31, 2000. Also includes 420,002 shares held by the Davidson Family Revocable Trust of which 80,000 shares are subject to a right of repurchase by us as of July 31, 2000. Mr. Davidson, a former executive officer of the Company, is the trustee of the Davidson Family Revocable Trust and exercises voting and investment power over these shares.
 (5) Includes 121,668 shares subject to options that are exercisable within 60 days of July 31, 2000.
 (6) Includes 93,332 shares subject to options that are exercisable within 60 days of July 31, 2000. Mr. Jennings is no longer employed by the Company.
 (7) Includes 160,000 shares subject to options that are exercisable within 60 days of July 31, 2000.

 (8) Includes 50,000 shares held of record by Tactical Marketing Ventures, LLC. Mr. Fredrickson is the chief executive officer of Tactical Marketing Ventures, LLC and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest arising from his interest in Tactical Marketing Ventures, LLC.
 (9) Includes 183,333 shares subject to options that are exercisable within 60 days of July 31, 2000.
(10) Includes 397,871 shares subject to options that are exercisable within 60 days of July 31, 2000 and the shares described in Notes 3 through 9.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding common stock ("Section 16 Insider") are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's common stock and their transactions in such common stock. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for their 1999 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except that the delivery service that was hired by the Company to file the Form 3s, through an administrative error, filed each Form 3 for each Section 16 Insider one day late; the Form 3s for Ann Cowan and Nicholas Garnett were filed late; and one Form 4 for Duncan Davidson reporting Mr. Davidson's purchase of directed shares in the Company's initial public offering was filed late.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation of Executive Officers

  The following table presents information about compensation paid by the Company in 1999 for services by the Company's chief executive officer and the Company's four other highest-paid executive officers whose total salary and bonus for the fiscal year exceeded $100,000:

                          Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                   ------------
                                       Annual Compensation          Number of
                                ----------------------------------  Securities
Name and Principal                                  Other Annual    Underlying
Position                   Year Salary($) Bonus($) Compensation($)  Options(#)
------------------         ---- --------- -------- --------------- ------------
Victor Shear.............. 1999 $175,000       --      $38,528(1)        --
 Chairman of the Board and 1998 $175,000       --          --            --
 Chief Executive Officer

Edmund J. Fish............ 1999 $180,000  $200,000         --            --
 Director, Executive Vice  1998 $169,751       --          --         80,000
 President and Chief
  Business Officer

Duncan M. Davidson(2)..... 1999 $220,000       --          --            --
 Senior Vice President,    1998 $220,000       --          --            --
 Business Development

Joseph W. Jennings(3)..... 1999 $200,000       --          --            --
 Senior Vice President,    1998 $167,340       --          --        640,000
 Marketing

Erwin N. Lenowitz(3)...... 1999 $205,000       --          --            --
 Vice Chairman of the
  Board,                   1998 $175,000       --          --            --
 Chief Financial Officer
  and Secretary

--------
(1) Represents $24,568 in rental payments and $13,960 in leased car payments.
(2) Individual no longer serves an as executive officer of the Company.
(3) Individual no longer employed by the Company.

  During 1999, no options or stock appreciation rights were granted to the Company's chief executive officer and the Company's four other highest-paid executive officers.

  The table below presents for the Company's chief executive officer and the Company's four other highest-paid executive officers any options exercised during 1999 and the value realized from that exercise. It also presents the number and value of shares underlying unexercised options that were held by these executive officers as of December 31, 1999. No stock appreciation rights were exercised by these executive officers in 1999, and no stock appreciation rights were outstanding at the end of that year.

  Upon the completion of six months of service, 12.5% of the option shares listed in the table below became vested. Upon the completion of each of the next 42 months of service, an additional 1/48th of the option shares become vested. The Company's Board of Directors may provide for the options to become immediately exercisable; in that case, any unvested shares that are purchased by a holder of an option may be repurchased by the Company at the original exercise price paid per share if the option holder ceases service with the Company before vesting in these shares.

  The figures in the value of unexercised in-the-money options at fiscal year-end column are based on the fair market value of the Company's common stock at the end of 1999, less the exercise price payable for these shares. The fair market value for the Company's common stock at the end of 1999 was $58.81 per share.

                Aggregate Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                   Number of Securities
                                                        Underlying           Value of Unexercised
                                                  Unexercised Options at    In-the-Money Options at
                           Shares                    December 31, 1999         December 31, 1999
                         Acquired on    Value    ------------------------- -------------------------
          Name           Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Victor Shear............       --          --          --           --             --           --
Edmund J. Fish..........   345,334    $247,908      53,334      116,668    $ 3,090,705  $ 6,725,302
Duncan M. Davidson(1)...   386,668     426,672      13,333      126,667    $   774,147  $ 7,354,603
Joseph W. Jennings(2)...       --          --      293,332      346,668    $16,884,923  $19,995,077
Erwin N. Lenowitz(2)....   720,000     410,400         --           --             --           --

--------
(1) Individual no longer serves an as executive officer of the Company.
(2) Individual no longer employed by the Company.

Employment Agreements, Change of Control Arrangements and Severance Agreements

  None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

  Joseph W. Jennings, the Company's former senior vice president, marketing, received option grants for 640,000 shares that provided that upon a change in control transaction, the vesting of the option would accelerate and 50% of the then unvested option shares would become vested. In August 2000, Mr. Jennings' employment with the Company terminated and as a result of this termination, this change in control provision is no longer effective. Duncan M. Davidson, the Company's senior vice president, business development, has received option grants for 640,000 shares that provide that upon a change in control transaction, the vesting of the option will accelerate and 100% of the then unvested option shares will become vested. Edmund J. Fish, the Company's executive vice president and chief business officer, has received option grants for 86,667 shares that provide that upon a change in control transaction, the vesting of the option will accelerate and 100% of the then unvested option shares will become vested. In addition, two of the Company's other executive officers who are not among the Company's four highest-paid executive officers during 1999 were also granted options that provide that upon a change in control transaction, the vesting of the options will accelerate and 50% and 100%, respectively, of the then unvested option shares will become vested.

  If a change in control of the Company occurs, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the 1999 Equity Incentive Plan.

  Under the Company's 1995 Stock Plan, upon a merger or asset sale, if the options or stock purchase rights are not assumed by the surviving corporation or its parent or subsidiary or if the surviving corporation or its parent or subsidiary does not substitute comparable awards for the options or stock purchase rights, then the options and stock purchase rights will terminate.

  Erwin N. Lenowitz, the Company's vice chairman of the board and chief financial officer, separated from the Company as of May 30, 2000. In connection with Mr. Lenowitz's separation, the Company entered into an agreement with Mr. Lenowitz, dated March 8, 2000, pursuant to which he was given certain benefits. These benefits included: permitting Mr. Lenowitz to sell up to 150,000 of his shares of the Company's common stock and each of Mr. Lenowitz's children to sell up to 30,000 shares of the Company's common stock in the Company's secondary public offering; and releasing all shares of the Company's common stock held by Mr. Lenowitz and up to 30,000 shares held by each of his children from the market stand-off provision with the consent of the underwriters of the Company's secondary public offering. In consideration for these benefits, Mr. Lenowitz agreed to remain with the Company until the earlier of the finding of a suitable replacement or May 30, 2000.

                              COMPENSATION REPORT

  The Compensation Committee of the Company's Board of Directors (the "Compensation Committee" or the "Committee") was formed on July 22, 1999. The charter for the Committee provides that it has the exclusive authority to establish the level of base salary payable to the chief executive officer ("CEO") and certain other executive officers of the Company and to administer the Company's 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers and other key employees each fiscal year. However, during fiscal 1999, the Board made the decisions regarding executive compensation, including option grants to its executive officers, because the Committee did not become effective until October 26, 1999.

  For the 1999 fiscal year, the process utilized by the Board in determining executive officer compensation levels was based on the subjective judgment of the Board. Among the factors considered by the Board were the recommendations of the CEO with respect to the compensation of the Company's key executive officers. However, the Board made the final compensation decisions concerning such officers.

  General Compensation Policy. The Board's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Board's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of: (i) base salary, (ii) discretionary cash bonus and (iii) long-term stock-based incentive awards.

  Base Salary. The base salary for each executive officer is set on the basis of general market levels and personal performance. Each individual's base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

  Annual Cash Bonuses. Each executive officer is eligible for a cash bonus at the discretion of the Board. The Board considers performance targets established at the start of the fiscal year and personal objectives established for each executive. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives.

  Long-Term Incentive Compensation. During fiscal 1999, the Board, in its discretion, did not make option grants to any of its executive officers other than the initial option grant made to Mr. David C. Chance in connection with the commencement of his employment. Generally, a significant grant is made in the year that an officer commences employment and no grant is made in the second year. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Board. Generally, the size of each grant is set at a level that the Board deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Board, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Board's discretion.

  Each grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a two to four year period, contingent upon the executive officer's continued employment with the Company. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's common stock appreciates over the option term.

  CEO Compensation. The annual base salary for Mr. Shear, the Company's Chief Executive Officer, was not increased by the Board during fiscal 1999, and Mr. Shear has not been granted any options or given any bonus during fiscal 1999.

  Tax Limitation. Under the Federal tax laws, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders were asked to approve a limitation under the Company's 1999 Equity Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per fiscal year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1999 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed the $1 million limit per officer, the Board will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million cap.

                                          Board of Directors

                                          Victor Shear
                                          David C. Chance
                                          Edmund J. Fish
                                          Bruce Fredrickson
                                          Satish K. Gupta

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board of Directors was created on July 22, 1999 and became effective on the effective date of the Company's initial public offering of its securities, October 26, 1999. The members of the Compensation Committee are Messrs. Frederickson and Gupta. Neither of these individuals was at any time during 1999, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

  The graph set forth below compares the cumulative total stockholder return on the Company's common stock between October 27, 1999 (the date the Company's common stock commenced public trading) and December 31, 1999 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht & Quist Internet Index (the "H&Q Internet Index") over the same period. This graph assumes the investment of $100.00 on October 27, 1999, in the Company's common stock, the Nasdaq Stock Market-U.S. Index and the H&Q Internet Index and assumes the reinvestment of dividends, if any.

  The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's common stock.

      Comparison of Cumulative Total Return Among InterTrust Technologies Corporation, the Nasdaq Stock Market-U.S. Index and the H&Q Internet Index

                       [PERFORMANCE GRAPH APPEARS HERE]

Date            InterTrust             H&Q Internet           NASDAQ
27-Oct-99              100                      100                100
28-Oct-99         105.2874                  98.5154           102.5941
29-Oct-99         100.2299                 102.3444           105.8487
 1-Nov-99         104.5977                 106.4653           105.8922
 2-Nov-99              140                 107.6334            106.391
 3-Nov-99         124.1379                 106.9738           108.0638
 4-Nov-99         142.5287                 109.7143           109.0429
 5-Nov-99         166.4368                 112.4732           110.6965
 8-Nov-99         158.3908                  116.394           112.1837
 9-Nov-99          163.908                 120.5783           111.5082
10-Nov-99         173.2184                 118.3238           112.6115
11-Nov-99         161.8391                  118.622           114.0863
12-Nov-99         155.1724                 116.6207           114.9376
15-Nov-99         175.6322                  122.453           114.8802
16-Nov-99         181.1494                 123.4945           117.5032
17-Nov-99         207.8161                  128.271           116.6589
18-Nov-99         212.1839                 126.8088           119.4322
19-Nov-99         238.9655                 131.9386           120.2222
22-Nov-99         231.4943                 131.3362           121.0539
23-Nov-99         213.7931                 137.5748           119.2809
24-Nov-99         211.0345                 138.2895           122.0509
25-Nov-99         211.0345                 138.2895           122.0509
26-Nov-99         220.1149                 142.0327           123.0253
29-Nov-99         226.2069                  144.861           122.0819
30-Nov-99         236.4368                 141.9388           119.0414
 1-Dec-99         251.2644                 134.1808           119.6677
 2-Dec-99         253.7931                 135.6695           123.2027
 3-Dec-99         275.2874                 142.8251           125.6237
 6-Dec-99         313.2758                 147.5341           126.5293
 7-Dec-99         316.5517                  153.009           127.9891
 8-Dec-99         333.5632                 160.0319           127.9591
 9-Dec-99         312.8736                  164.355           128.2478
10-Dec-99         288.5057                 166.7586            129.178
13-Dec-99         312.2989                 169.1213           130.5314
14-Dec-99         285.1724                   173.14           127.4446
15-Dec-99         223.7931                 166.2052            129.239
16-Dec-99         223.3333                 164.0221           132.5614
17-Dec-99         231.7241                  170.612           133.9173
20-Dec-99           240.46                 172.4029           135.0167
21-Dec-99         237.2414                 172.1334           139.5583
22-Dec-99          217.931                 183.1996           140.4914
23-Dec-99         228.3908                 183.5222           141.6382
24-Dec-99         228.3908                 183.5222           141.6382
27-Dec-99         246.4368                 180.8389             141.85
28-Dec-99         220.6897                 180.1936           141.7335
29-Dec-99         209.6552                 180.2304           144.2081
30-Dec-99          203.908                 187.8903           144.0443
31-Dec-99         216.3219                 186.0504           145.2018

  The Company effected its initial public offering of common stock on October 26, 1999 at a price of $9.00 per share. The graph above, however, commences with the closing price of $27.19 per share on October 27, 1999--the date the Company's common stock commenced public trading.

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since January 1, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described where required in Employment Contracts and Change in Control Arrangements and (ii) the transactions described below.

  Series C Preferred Stock Financing. In March 1999, we issued and sold 59,290 shares of series C preferred stock to Kistler Associates, one of our 5% stockholders, at a per share purchase price of $2.945.

  Series D Preferred Stock Financing. In April 1999, we issued and sold 470,588 shares of series D preferred stock to Kistler Associates , one of our 5% stockholders, at a per share purchase price of $4.25.

  In April 1999, we issued and sold 958,824 shares of series D preferred stock to SLF Partners IV, L.P. at a per share purchase price of $4.25. One of our executive officers, Patrick P. Nguyen, is a limited partner of SLF Partners IV, L.P.

  In April 1999, we issued and sold 50,000 shares of series D preferred stock to Tactical Marketing Ventures, LLC at a per share purchase price of $4.25. Bruce Fredrickson, a director of InterTrust, is the president of Tactical Marketing Ventures, LLC.

  In June 1999, we issued and sold 398,824 shares of series D preferred stock to Ecomm Ventures II, LLC at a per share purchase price of $4.25. One of our executive officers, Patrick P. Nguyen, is a director of Ecomm Ventures II, LLC.

  Series E Preferred Stock Financing. In July 1999, we issued and sold 466,666 shares of series E preferred stock to Kistler Associates, one of our 5% stockholders, at a per share purchase price of $6.00.

  In July 1999, we issued and sold 100,002 shares of series E preferred stock to Duncan M. Davidson, one of our executive officers, at a per share purchase price of $6.00.

  Options to Purchase Common Stock. In October 1999, we granted an option to purchase 600,000 shares of our common stock at an exercise price of $7.65 to David C. Chance, one of our executive officers and a director. In March 2000, we granted options to purchase 40,000 shares of our common stock to each of Bruce Fredrickson and Satish Gupta. Messrs. Fredrickson and Gupta are members of our board of directors. In April 2000, we granted an option to purchase 200,000 shares of our common stock at an exercise price of $25.88 to Ron Hankison, one of our executive officers, and an option to purchase 20,000 shares of our common stock at an exercise price of $29.13 to each of Messrs. Fredrickson and Gupta. In May 2000, we granted an option to purchase 125,000 shares of our common stock at an exercise price of $17.75 to Edmund J. Fish, one of our executive officers. In May 2000, we granted an option to purchase 40,000 shares of our common stock at an exercise price of $17.75 to Patrick P. Nguyen, one of our executive officers. In August 2000, we granted an option to purchase 1,000,000 shares of our common stock at an exercise price of $15.00 to David Ludvigson, one of our executive officers.

  Bonus to Executive Officer. In May 1999, our Compensation Committee approved a bonus in the amount of $200,000 to Edmund J. Fish, one of our executive officers, which was paid in June 1999.

  Assumption of Loan of Executive Officer. In August 2000, our Compensation Committee agreed to assume a $70,000 loan of David Ludvigson, one of our executive officers. The loan will be forgiven as follows: $12,000 on January 1, 2001; $29,000 on January 1, 2002; and $29,000 on January 1, 2003.

  All of our shares of preferred stock converted to common stock upon the occurrence of our initial public offering in 1999.

  The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Shareholders of the Company must be received by the Company at its offices at 4750 Patrick Henry Drive, Santa Clara, California 95054, Attn:
General Counsel, not later than May 1, 2000 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting. Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, a stockholder proposal intended to be presented at the 2001 Annual Meeting of Shareholders of the Company must be received by the Company at its offices at 4750 Patrick Henry Drive, Santa Clara, California 95054,
Attn: General Counsel, not later than July 14, 2001 in order for proxy holders to be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2000 Annual Meeting of Stockholders, even through there is no discussion of such proposal in the Company's proxy statement for that meeting.

                                 OTHER MATTERS

  The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

  The Company will mail without charge, upon written request, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. Requests should be sent to InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Victor Shear
                                          Victor Shear
                                          Chairman of the Board and Chief
                                           Executive Officer

Santa Clara, California
September 1, 2000

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

  THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                                                      1915-PS-00

PROXY                   INTERTRUST TECHNOLOGIES CORPORATION               PROXY

                            4750 Patrick Henry Drive
                         Santa Clara, California 95054

   This Proxy is Solicited on Behalf of the Board of Directors of InterTrust
              Technologies Corporation for the Annual Meeting of
                  Stockholders to be held September 26, 2000

  The undersigned holder of Common Stock, par value $.001, of InterTrust Technologies Corporation (the "Company") hereby appoints Victor Shear and Edmund
J. Fish, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, September 26, 2000, 8:30 a.m. local time, at the Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

  This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS AND "FOR" PROPOSAL 2.

  PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                   (Reverse)
                      INTERTRUST TECHNOLOGIES CORPORATION

Please mark votes
as in this example

1.  To elect the following directors                  2.  To ratify the appointment of Ernst       FOR      AGAINST     ABSTAIN
     to serve for a term ending upon the 2001             & Young, LLP as the Company's
     Annual Meeting of Stockholders or until              independent accountants for the fiscal   [_]        [_]         [_]
     their successors are elected and qualified:          year ending December 31, 2000.

Nominees: Victor Shear, David C. Chance,
Edmund J. Fish, Bruce  Fredrickson and
Satish K. Gupta.
   FOR       WITHHELD   For all nominees, except for
                        nominees written below.
   [_]         [_]            [_]
                        _______________________
                        Nominee exception(s).

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                                    The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                                    Signature:___________________________
                                    Signature (if held
                                    jointly):___________________________
                                    Date:__________________ , 2000



Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.